UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 12, 2014

MVP REIT, INC.
(Exact name of registrant as specified in its charter)

Maryland	333-180741	45-4963335
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12730 HIGH BLUFF DRIVE, SUITE 110
SAN DIEGO, CA 92130
(Address of principal executive offices)
(Zip Code)

Registrant’s telephone number, including area code: (702) 534-5577

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

On September 12, 2014, MVP Realty Advisor, LLC (the “Advisor”) executed and delivered an irrevocable waiver (the “Waiver”) in favor of MVP REIT, Inc. (the “Company”), pursuant to which the Advisor has waived its rights to convert its shares of convertible stock (the “Convertible Shares”) into common stock of the Company automatically upon the termination or non-renewal of the advisory agreement between the Advisor and the Issuer (the “Advisory Agreement”).  The Convertible Shares will convert upon such termination or non-renewal of the Advisory Agreement only if, at the time of such termination or non-renewal, the Advisor otherwise would have a separate right to convert the Convertible Shares as a result of the occurrence of one of the other events triggering conversion.

After giving effect to the Waiver Agreement, the Convertible Shares will convert into shares of the Company’s common stock if and when:

(a)  the Company has made total distributions on the then outstanding Common Shares equal to the invested capital attributable to those shares plus a 6.00% cumulative, non-compounded, annual pre-tax return on such invested capital; or

(b) (i) the Company lists the Common Shares for trading on a national securities exchange and (ii) the sum of the aggregate market value of the issued and outstanding Common Shares plus total distributions exceeds the aggregate capital contributed by investors plus an amount equal to a 6% cumulative, pre-tax non-compounded annual return to investors; or

(c) the Advisory Agreement is terminated or not renewed, but only if at the time of such termination or non-renewal, the requirements for conversion set forth in either of the immediately preceding clause (a) or (b) also shall have been satisfied.

The material terms of the Waiver described herein are qualified in their entirety by the Waiver, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Description

10.1	Irrevocable Waiver, dated September 12, 2014, relating to the Advisory Agreement by MVP Realty Advisor, LLC in favor of MVP REIT, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MVP REIT, Inc.

Date: September 16, 2014

/s/ Michael Shustek
Michael V. Shustek
President and Chief Executive Officer

EXHIBIT INDEX

Exhibits Description

10.1	Irrevocable Waiver, dated September 12, 2014, relating to the Advisory Agreement by MVP Realty Advisor, LLC in favor of MVP REIT, Inc.